Exhibit 5.1

BACCHUS LAW GROUP Corporate and Securities Law	1511 West 40th Avenue Vancouver, BC V6M 1V7 Tel: (604) 732 4804 Fax: (604) 408 5177

October 10, 2005

Board of Directors

Vika Corp.

2310 West 2nd Avenue, Suite 202

Vancouver, BC, V6K 1J1

Dear Sir,

Re:

Registration Statement on Form SB-2 of Vika Corp.

You have requested my opinion as to the legality of the issuance by Vika Corp. (the "Corporation") of 12,679,000 shares of Common Stock (the "Shares"). The Shares are the subject of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed on or about August 31, 2005.

Pursuant to your request I have reviewed and examined: (1) the Articles of Incorporation of the Corporation, as amended; (2) the Bylaws of the Corporation; (3) the minute book of the Corporation; (4) a copy of certain resolutions of the Board of Directors of the Corporation; (5) the Registration Statement; and (6) such other matters as I have deemed relevant in order to form my opinion.

In my examination of the above described documents, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that pursuant to the statutes and constitution of the State of Nevada and reported decisions interpreting those laws, the 12,679,000 Shares of the Corporation previously issued to the selling shareholders described in the Registration Statement were legally issued, fully paid, and non-assessable and when sold, will be legally issued, fully paid, and non-assessable.

I hereby consent to being named in the Registration Statement as having rendered the foregoing opinion.  I also consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and relations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

BACCHUS LAW GROUP per

/s/ Penny O. Green

Penny O. Green*

*a member of the Washington State Bar Association and the Law Society of British Columbia